EXHIBIT 23.2

VENABLE LLP	750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

October 15, 2009

Monmouth Real Estate Investment Corporation
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, New Jersey 07728

    Re:   Registration Statement on Form S-3 (File No. 333-161668)

Ladies and Gentlemen:

    We hereby consent to the use of the name of our firm in the section entitled "Legal Matters" in the Prospectus Supplement, dated October 15, 2009, to the Prospectus, dated September 14, 2009, that forms a part of the above-referenced Registration Statement, and all amendments thereto, in the form in which it was transmitted to the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

    In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP